EXHIBIT 8.1

October 30, 2026

Planet 13 Holdings Inc.

2548 W Desert Inn Rd, Suite 100

Las Vegas, Nevada 89109

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Planet 13 Holdings Inc., a Nevada corporation (“Planet 13”), in connection with the preparation and filing of the Registration Statement on Form S-4 (including the proxy statement/prospectus included therein) initially filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2026, as amended (the “Registration Statement”), relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 26, 2026, by and among Planet 13, Vireo Growth Inc., a British Columbia corporation (“Vireo Growth”), and Supernova Merger Sub Inc., a Nevada corporation (“Merger Sub”). This opinion letter is being furnished in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. In addition, we have assumed that: (i) the Merger and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity and (v) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, we hereby confirm that the statements set forth under the heading “Material U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Planet 13 Common Stock” in the Registration Statement, to the extent such statements summarize the U.S. federal income tax matters referred to therein, is our opinion as to the material U.S. federal income tax considerations for U.S. Holders of Planet 13 common stock (each such term as defined therein).

One Liberty Place 1650 Market Street Suite 2800 Philadelphia, PA 19103
215.665.2000 800.523.2900 215.665.2013 Fax cozen.com

Planet 13 Holdings Inc.
October 30, 2026

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Planet 13 of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cozen O’Connor